CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in the Prospectus and the Statement of Additional Information of the USCF SummerHaven SHPEI Index Fund (“BUY”), the USCF SummerHaven SHPEN Index Fund (“BUYN”), and the USCF SummerHaven Dynamic Commodity Strategy No K-1 Fund and Subsidiary (“SDCI”) (each a series of the USCF ETF Trust, and collectively, the “Funds”) of our report dated August 27, 2018 relating to the statement of assets and liabilities (BUY, BUYN), the consolidated statement of assets and liabilities (SDCI), including the schedules of investments and consolidated schedule of investments, as of June 30, 2018, and the related statements of operations, changes in net assets and financial highlights for the period from November 30, 2017 (inception) to June 30, 2018 (BUY, BUYN), and the related consolidated statements of operations, changes in net assets and financial highlights for the period from May 2, 2018 (inception) to June 30, 2018 (SDCI) and to the reference to our Firm as the Funds’ “independent registered public accounting firm”.

/s/ Spicer Jeffries LLP

Greenwood Village, Colorado

October 15, 2018